Exhibit 99.1
Acacia Communications Announces Proposed Settlement and Settlement Hearing in Stockholder Litigation
MAYNARD, Mass., – October 5, 2018 (GLOBE NEWSWIRE) – Acacia Communications, Inc. (NASDAQ: ACIA), a leading provider of high-speed coherent optical interconnect products, today announced that a settlement hearing will be held on December 19, 2018 at 2:00 p.m., before the Honorable William G. Young, John Joseph Moakley U.S. Courthouse, 1 Courthouse Way, Boston, Massachusetts 02210 in the matters of Colgan v. Shanmugaraj et al., Case No. 1:17-cv-12350 (D. Mass.); Wong v. Shanmugaraj et al., Case No. 1:17-cv-12550 (D. Mass.); and Farah-Franco et al. v. Shanmugaraj et al., Case No. 1:18-cv-10465 (D. Mass.), which are consolidated into Tharp et al. v. Acacia Communications, Inc. et al., Case No. 17-cv-11504 (D. Mass.) (the “Settlement Hearing”).
As previously disclosed by the Company, the parties have reached an agreement in principle to settle the above-referenced derivative lawsuits (the “Proposed Settlement”). The Proposed Settlement also includes the settlement of a related action filed in the Delaware Court of Chancery and all claims set forth in certain books and records demand letters served on Acacia. On September 17, 2018, Judge Young granted preliminary approval of the Proposed Settlement and scheduled the Settlement Hearing for December 19, 2018, which is being held to determine whether: (i) the terms of the Proposed Settlement are fair, reasonable, and adequate, and in the best interests of Acacia; (ii) whether, and, if so, in what amount, attorneys’ fees and expenses should be awarded to plaintiffs’ counsel; and (iii) whether any incentive award to the plaintiffs should be approved.
Any Acacia shareholder may appear at the Settlement Hearing and show cause, if he, she, or it has any reason why the Proposed Settlement, as described in the Company’s filing today with the U.S. Securities and Exchange Commission on Form 8-K, should not be approved as fair, reasonable, and adequate, or why judgment should or should not be entered hereon, or why attorneys’ fees and expenses should not be awarded to plaintiffs’ counsel, or why an incentive award to the plaintiffs should not be awarded. To object, the shareholder must follow the procedures outlined in the Notice of Pendency of Derivative Actions, Proposed Settlement of Derivative Actions, Settlement Hearing, and Right to Appear.
There can be no assurance that the settlement will receive final approval from the court. Please refer to the Notice of Pendency of Derivative Actions, Proposed Settlement of Derivative Actions, Settlement Hearing, and Right to Appear, which can be found under the “Investor Relations” section of the Company’s website, for more important information about the Proposed Settlement and the Settlement Hearing.
About Acacia Communications
Acacia Communications develops, manufactures and sells high-speed coherent optical interconnect products that are designed to transform communications networks through improvements in performance, capacity and cost. By leveraging silicon technology to build optical interconnects, a process Acacia Communications refers to as the “siliconization of optical interconnect,” Acacia Communications is able to offer products at higher speeds and density with lower power consumption, that meet the needs of cloud and service providers and can be easily integrated in a cost-effective manner with existing network equipment. www.acacia-inc.com.

SOURCE Acacia Communications, Inc.

For further information:

Investor Relations Contact:
Monica Gould
Office: (212) 871-3927
Email: IR@acacia-inc.com

Lindsay Savarese
Office: (212) 331-8417
Email: IR@acacia-inc.com

Public Relations Contact:
Jackie D’Andrea
Office: (781) 966-4143
Email: PR@acacia-inc.com